Exhibit 10.4
CONFIDENTIAL
March 12, 2021
Max Lousada
Re: Early Redemption of Certain Class B Units
Dear Max:
As previously discussed with you, Warner Music Group Corp. (the “Company”) is coordinating with WMG Management Holdings, LLC (“Management LLC”) to redeem 535,000 of your vested Class B Units prior to the date on which they would otherwise become eligible for redemption under the LTIP (the “Early Redemption”). This letter agreement amends the LTIP (as defined below) and notifies you of this redemption, which is conditioned upon your consent to these amendments. You, the Company and Management LLC hereby agree:
1.Management LLC will redeem 535,000 of your vested Class B Units (the “Redeemed Units”) on a date determined by the Company, in its discretion, which is currently expected occur on or about March 12, 2021 (the “Early Redemption Date”). In this redemption, in exchange for the Redeemed Units, you will receive (i) on the Early Redemption Date, a number of shares of the Company’s Class B Common Stock equal to (A) 535,000 minus (B) the number of shares of the Company’s Class B Common Stock having a value equal to one million seven hundred five thousand six hundred ninety-nine United States dollars and sixty-two cents ($1,705,699.62) on the Early Redemption Date (which is the sum of the Benchmark Amounts of the Redeemed Units) rounded up to the nearest whole share (the “Benchmark Shares”) and (ii) a cash payment equal to the difference, resulting from such rounding, between one million seven hundred five thousand six hundred ninety-nine United States dollars and sixty-two cents ($1,705,699.62) and the value of the Benchmark Shares on the Early Redemption Date, payable within 30 days of the Early Redemption Date. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the shares of the Company’s Class B Common Stock you receive in exchange for the Redeemed Units will immediately and automatically be converted to an equal number of shares of the Company’s Class A Common Stock.
2.As of the date hereof, you hold 2,133,784.03 Class B Units. Immediately following the Early Redemption, the number of Class B Units you hold under the LTIP will be reduced to 1,598,784.03, of which 729,775.47 will be eligible for redemption no earlier than the next scheduled Redemption Date (as defined in the Plan) occurring in the Seventh Plan Year (as defined in the Plan) in accordance with Section 11.3 of the LLC Agreement, and the remainder of which will be redeemable the following Redemption Date in the Eighth Plan Year in accordance with Section 11.4 of the LLC Agreement, subject in each case to the other terms and conditions of the LTIP.
3.As a result of this redemption, the shares of the Company’s common stock you receive in this redemption (regardless of whether then freely tradable by you) will not be eligible for, nor included in the calculation of, any Tag-Along Right that you may have at any future time.
4.All income recognized by Management LLC from the distribution of shares of the Company’s Class B Common Stock attributable to vested Class B Units that you hold will be allocated solely to you, and not to any other Member.
5.All shares of the Company’s Class A Common Stock delivered to you in respect of your Redeemed Units will be subject at all times to all Company policies then in effect, including the Company’s insider trading policy.

CONFIDENTIAL
6.As used, herein “LTIP” means, collectively, (i) the Second Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan (the “Plan”), (ii) the Second Amended and Restated Limited Liability Company Agreement of WMG Management Holdings, LLC, dated as of March 10, 2017, as amended by the letter agreement regarding LTIP Amendments dated as of February 4, 2020 by and between Warner Music Group Corp., WMG Management Holdings, LLC and you and as may be further amended from time to time (the “LLC Agreement”) and (iii) all elective deferral, award agreements, tag-along elections and other agreements or elections made in connection with the LTIP. Capitalized terms used but not defined herein have the meanings ascribed to them in the LLC Agreement.
Without limiting the foregoing, the Plan and LLC Agreement shall be amended to give effect to the provisions of this letter agreement, and you hereby waive any objection to such amendments under Section 10.1 of the Plan, Section 14.2 of the LLC Agreement or otherwise. Except as necessary to give effect to these amendments, the LTIP shall remain in effect in accordance with its terms and conditions.
Please indicate your consent to the foregoing amendments by signing below and returning your signed copy to Trent Tappe, our SVP, Deputy General Counsel and Chief Compliance Officer, at trent.tappe@wmg.com.
[signature page follows]

Sincerely,
WARNER MUSIC GROUP CORP.

By: /s/ Paul Robinson
Name: Paul Robinson
Title: EVP & General Counsel

WMG MANAGEMENT HOLDINGS, LLC

By: AI ENTERTAINMENT MANAGEMENT, LLC,
its managing member

By: AI Entertainment Holdings, LLC,
its managing member

By: Access Industries Management, LLC,
its managing member

By: /s/ Suzette Del Giudice
Name: Suzette Del Giudice
Title: Executive Vice President

By: /s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Executive Vice President

Acknowledged and Accepted:
/s/ Max Lousada
Max Lousada
[Signature page to Early Redemption Agreement]